Exhibit 10.22

SEPARATION AND RESTRICTIVE COVENANT AGREEMENT

This Separation and Restrictive Covenant Agreement (this “Agreement”) by and between Hancock Holding Company, a Mississippi corporation (the “Company”), and Richard T. Hill (“Executive”) is dated as of December 30, 2014.

WHEREAS, Executive is employed by the Company as Chief Retail Banking Officer;

WHEREAS, in connection with the Company’s elimination of the position of Chief Retail Banking Officer, the Executive’s employment with the Company shall terminate effective December 31, 2014 (the “Termination Date”); and

WHEREAS, the Company and Executive have reached a mutual agreement relating to Executive’s termination and his agreement to be bound by certain restrictive covenants following his termination, and they wish to set forth their mutual agreement as to such terms and conditions as set forth herein;

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1. Termination. Effective as of the Termination Date, Executive has been terminated and shall cease serving as Chief Retail Banking Officer of the Company, and in any other position he then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such terminations.

2. Compensation Matters.

(a) Compensation through December 31, 2014. While employed as Chief Retail Banking Officer through the Termination Date, Executive shall continue to receive his current base salary ($375,000) and be eligible to participate in the Company’s employee benefit plans on the same basis as other senior executives of the Company. Executive shall receive payment for all earned but unused vacation. Subject to Executive’s continued employment through the Termination Date, Executive shall be eligible to be awarded a bonus under the Company’s Executive Incentive Plan (the “EIP”) for the fiscal year ending December 31, 2014, as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”) based on the Company’s actual performance for the Company’s 2014 fiscal year and otherwise in accordance with the EIP and the Company’s customary practices. Any such bonus shall be payable in a lump sum in cash at the same time as 2014 annual bonuses are paid to other EIP participants.

(b) Compensation Upon Termination/General Release of Claims.

(i) Equity Compensation. Subject to Executive’s continued employment through the Termination Date and the execution of and effectiveness of the Release (as defined in Section 4), effective as of the effective date of the Release (as set forth in Paragraph 10 of the Release), the restricted stock awards granted to Executive during fiscal years 2010 through 2013 shall vest on a pro-rata basis as set forth in Schedule A attached hereto. Effective as of the Termination Date, Executive’s outstanding stock options (whether vested or unvested) and performance share awards shall be forfeited and terminate immediately for no consideration and he shall have no further rights with respect thereto.

(ii) Nonqualified Deferred Compensation Plan. For purposes of this Section 2(b)(ii), all capitalized terms not otherwise defined herein shall have the meaning set forth in the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”). Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and, as such, all payments under the NQDC Plan as a result of Executive’s separation from service on the Termination Date shall be subject to the six-month delay of payment in accordance with the terms of the NQDC Plan. Following the Termination Date, the account balances in Executive’s Deferral Account and Executive’s Company Restoration Matching Account under the NQDC Plan shall become payable in accordance with the terms of the NQDC Plan. In addition, Executive and the Company agree that the portion of Executive’s Supplemental Contribution Account under the NQDC Plan that would be vested as of the Termination Date (which vested amount is equal to approximately $893,699 as of November 18, 2014 and will increase or decrease through the payment date based on Executive’s deemed investment elections) and the amount attributable to the vested portion of the Supplemental Contribution Account as of the payment date shall become payable in accordance with the terms of the NQDC Plan following the Termination Date. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants and the execution and effectiveness of the Release, the portion of Executive’s Supplemental Contribution Account that would be unvested as of the Termination Date, which Executive and the Company agree is equal to approximately $223,424 as of November 18, 2014 and includes the Supplemental Contribution for fiscal year 2014 (such amount, subject to increase or decrease through the payment date based on Executive’s deemed investment elections, the “Discretionary NQDC Amount”), shall vest in full as of the Termination Date and, subject to Section 2(f), the Discretionary NQDC Amount as of the payment date shall become payable following the Termination Date in accordance with the terms of the NQDC Plan. Except as set forth in this Section 2(b)(ii), Executive shall have no further rights under the NQDC Plan.

(c) Restrictive Covenant Payment. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants and the execution and effectiveness of the Release, Executive shall, subject to Section 2(f), be entitled to a lump sum cash payment in an amount equal to two years of Executive’s base salary as in effect on the Termination Date ($750,000) (the “Covenant Payment”), which amount shall be payable in a lump in cash no later than January 30, 2015.

(d) Automobile. No later than the Termination Date, the Company shall take the necessary action to transfer to Executive good, unencumbered title of the automobile provided to Executive as of the date hereof.

(e) Outplacement Services. The Company shall provide Executive, at the Company’s sole expense, outplacement services during the one-year period following the termination of Executive’s employment at a cost not to exceed $25,000, the provider of which shall be selected by Executive in Executive’s sole discretion.

(f) Forfeiture and Recoupment Remedies. Notwithstanding anything contained herein to the contrary, if at any time Executive violates the Restrictive Covenants (as defined in Section 3) (i) at any time prior to the payment date of the Discretionary NQDC Amount or the payment date of the Covenant Payment, the Discretionary NQDC Amount and the Covenant Payment shall each (to the extent then unpaid) be automatically forfeited and become non-payable or (ii) at any time following the payment date of the Discretionary NQDC Amount or the payment date of the Covenant Payment, Executive shall repay (to the extent previously paid and, if unpaid, the forfeiture provision in clause (i) shall apply) the full amount of each of the Discretionary NQDC Amount and the Covenant Payment to the Company within 30 days following Executive’s receipt of written notice from the Company of such violation, which notice shall specify in reasonable detail the facts allegedly constituting such violation. In addition, with respect to any incentive compensation paid or payable to Executive under the terms of the Company’s plans, the Company shall continue to have any rights and remedies available under the Company’s clawback policy as in effect on the Termination Date, which policy is annexed hereto as Exhibit C.

(g) Other Vested Benefits. Except as provided in this Agreement, Executive shall not be entitled to any other compensation or benefits from the Company or its subsidiaries or affiliates, other than for vested benefits under the terms of the Company’s retirement and welfare benefit plans of general applicability (excluding for this purpose benefits under any severance plan or policy of, or severance agreement with, the Company to which Executive shall have no entitlement).

(h) Schedules A and B. Schedule B attached hereto is an estimated calculation of certain cash benefits to be provided to Executive under this Agreement. The Company represents and warrants that the calculations reflected on Schedule A are, and those reflected on Schedule B are in all material respects, accurate and made in accordance with the provisions of the applicable plans to which they relate and all legal requirements.

Executive acknowledges and understands that, except for the amount reflected for the Restrictive Covenant Payment, the amounts shown Schedule B are estimates and that the actual payment amount may increase or decrease as a result of the executive’s deemed investment elections under the NQDC Plan, and that, in any event, the final determination of the bonus under the EIP is based on performance and is subject to action and approval of the Company’s compensation committee.

3. Restrictive Covenants. In consideration of the foregoing, including without limitation, the Discretionary NQDC Amount and the Covenant Payment, Executive hereby agrees to be bound by the covenants set forth in Sections 3(a) through 3(e), which are referred to herein collectively as the “Restrictive Covenants”).

(a) Confidential Information. At all times during his employment by the Company and thereafter, Executive will not, for or on behalf of himself or any other person or entity, directly or indirectly, (i) use for Executive’s own benefit or the benefit of such other person or entity or to the detriment of the Company or (ii) disclose to any other party any Trade Secrets or Confidential Information of the Company or any subsidiary of the Company. For purposes of this Agreement, (A) “Confidential Information” means information of the Company or of any subsidiary of the Company which is non-public, proprietary, and confidential in nature but is not a Trade Secret and (B) “Trade Secrets” means information relating to the Company’s business or the business of any subsidiary of the Company which derives economic value, actual or potential, from not being generally known to other persons; and, in the case of both Confidential Information and Trade Secrets, such information is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Confidential Information and Trade Secrets may include but are not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and lists of actual or potential customers or suppliers. The foregoing restrictions shall not apply to Confidential Information and Trade Secrets that (i) come into the public domain through no fault of Executive, (ii) are available to Executive from a source other than the Company or any of its subsidiaries, which source is not known by Executive to be under any obligation of confidentiality to the Company or any such subsidiary, (iii) are compelled to be disclosed pursuant to legal process, but in that event Executive will, if permitted by legal requirements, provide advance notice to the Company of his proposed compliance with such process.

(b) Non-Competition Covenant. While employed by the Company and thereafter until December 31, 2016, Executive is prohibited from, directly or indirectly, owning, managing, being employed by or providing services as an independent contractor, in any capacity, to any enterprise that competes with the Company with respect to the Company Business as conducted in the Geographic Area. For purposes of this Agreement, (i) “Company Business” means all services and activities similar to all services and activities currently conducted by the Company, including without limitation, commercial and branch banking, international banking, brokerage services, institutional and government banking, credit cards, consumer finance, mortgage and personal and corporate trust services and (ii) “Geographic Area” means any parish in the State of Louisiana or county in the State of Mississippi listed in Exhibit A. Notwithstanding the foregoing, Executive shall not be prohibited from being engaged, in any capacity, as a real estate broker, provided he complies with Section 3(c) below.

(c) Non-Solicitation of Customers and Employees. While employed by the Company and thereafter until December 31, 2016, Executive is prohibited from, directly or indirectly, soliciting or inducing customers, vendors, suppliers, licensors and employees to cease their relationship with the Company, and also from, directly or indirectly, hiring any employee or other person retained by the Company or its subsidiaries or affiliates; provided that this covenant shall apply only to the extent that such solicitation or inducement relates, directly or indirectly, to the Company Business as conducted in the Geographic Area.

(d) Non-Disparagement. At all times during his employment and thereafter, Executive will refrain from publicly making any statement, verbal or otherwise, relating to the Company and its directors, officers, employees, agents, advisors or representatives, Executive’s employment with the Company or Executive’s termination of employment with the Company, including the reasons for or any of the events or circumstances surrounding such termination of employment, that could reasonably be understood as disparaging or damaging the reputation of the Company or its directors, officers, employees, agents, advisors or representatives; provided, however, that the foregoing shall not be deemed to prevent or impair Executive from filing pleadings and briefs and truthfully testifying in any legal or administrative proceeding or truthfully responding to inquiries or requests for information by any regulator or auditor. The Company shall comparably refrain, mutatis mutandis.

(e) Return of Property and Materials. Upon the earlier of (i) demand by the Company prior to the Termination Date and (ii) the Termination Date, Executive shall immediately return to the Company all property of the Company or any of its subsidiaries and all materials relating to the Company’s business, the business of any of its subsidiaries, or Executive’s employment hereunder, including all copies thereof, whether provided by the Company to Executive or prepared or otherwise obtained by Executive, including without limitation all materials containing any Trade Secrets or Confidential Information of the Company or any of its subsidiaries; any credit cards and security identification passes; all materials relating to the customers of the Company or any of its subsidiaries; all computers, communication devices or other electronic equipment, hardware, software and storage media provided by the Company or any of its subsidiaries; all other memoranda, correspondence, records and notes of the Company or its subsidiaries relating to their business. Nothing stated herein shall prohibit Executive from retaining copies of any and all agreements between himself and the Company, and documents reflecting benefit plans or agreements which he is provided by the Company and any documents reflecting payments made to or from him to the Company. Notwithstanding the foregoing, Executive may retain one copy of his date book and appointment calendar, which may be used by him only to defend against any allegation of wrongdoing on his part or to refresh his memory in connection with any legal process.

(f) Reasonableness. Executive acknowledges that the restrictions set forth herein are necessary to prevent the use and disclosure of the Confidential Information and Trade Secrets and to otherwise protect the legitimate business interests and goodwill of the Company. Executive further acknowledges that all of the restrictions in this Agreement are reasonable in all respects, including duration, geographic scope and scope of activity. Executive agrees that the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Agreement. Executive agrees that he will be able to earn a livelihood without violating the Restrictive Covenants, including without limitation the non-competition covenant contained in Section 3(b).

(g) Enforcement. Executive acknowledges that his violation of any of the Restrictive Covenants will cause immediate, substantial and irreparable harm to the Company which cannot be adequately redressed by monetary damages alone. If Executive breaches or threatens to breach the Restrictive Covenants, in addition to the forfeiture and recoupment remedies provided for in Section 2(f), the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, other such remedies as may be available to the Company for such breach, including the recovery of monetary damages. If any portion of the Restrictive Covenants contained herein, or the application thereof, is construed to be invalid or unenforceable, the other portions of the Restrictive Covenants or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in the Restrictive Covenants is held to be unenforceable because of the duration or scope or geographic scope thereof, then the court making such determination shall have the power to reduce the duration and limit the duration or scope or geographic scope thereof, and the Restrictive Covenants shall then be enforceable in their reduced form. For purposes of the Restrictive Covenants, references to the Company shall include its affiliates and subsidiaries.

4. Release of Claims. In consideration of the entering into of this Agreement and the payments and benefits provided for in Section 2, Executive agrees to execute a general release in favor of the Company in the form attached hereto as Exhibit B (the “Release”). Executive must execute the Release, if at all, during the 21-day period after the Termination Date and, if Executive fails to execute the Release within such period (or revokes the Release prior to it becoming effective), Executive’s entitlement to the payments and benefits under this Agreement that are conditioned on the effectiveness of the Release shall be forfeited.

5. Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. Should

Executive die or become mentally disabled on or following the Termination Date, this Agreement will be enforceable by his legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by Executive and the Company.

7. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without reference to principles of conflict of laws. The Company and Executive hereby irrevocably consent to jurisdiction in the federal or state courts sitting in the State of Louisiana for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

8. Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation, or, as applicable, may impute income for tax purposes, to the extent required with respect to any benefits under this Agreement.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10. Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, 2510 14th Street, Gulfport, Mississippi 39501, attention: General Counsel, or to Executive at 6952 N. Fieldgate Ct., Baton Rouge, Louisiana 70808, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

11. Entire Agreement. This Agreement sets forth the entire agreement of the Company and Executive with respect to the subject matter hereof and shall supersede any other understandings or agreements between the parties with respect to the subject matter hereof.

12. Severability. If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court so construing this Agreement to reform, modify, or limit such provision temporally, spatially, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13. D&O Insurance and Indemnification. The Company and its subsidiaries, as applicable, will continue to provide the same levels of corporate indemnification and director and officer insurance with respect to Executive covering actions of Executive while serving as a director or officer of the Company or such subsidiary, as the levels being provided as of the Effective Date, and in no event less than that provided to other executives of the Company.

14. Furnishings. Executive shall be permitted to remove the photographs in his offices, which are has personal property.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HANCOCK HOLDING COMPANY

By:
Name:
Title:

Richard T. Hill

SCHEDULE A

RESTRICTED STOCK AWARDS

Grant Date	Restricted Shares Granted & Outstanding	Full Months Elapsed for Proration	Vested Restricted Shares	Forfeited Restricted Shares

November 16, 2010	1,890	49	1,544	346

November 21, 2011	2,780	37	1,714	1,066

November 15, 2012	3,205	25	1,335	1,870

November 21, 2013	3,144	13	681	2,463

SCHEDULE B

ESTIMATED CASH PAYMENTS UNDER AGREEMENT

1.	Estimated Bonus Under Executive Incentive Plan – 2014 EIP paid in February 2015 (under Section 2(a))		$225,000

2.	Non-Qualified Deferred Compensation (“NQDC”) Plan Acceleration of vesting of SERP (under Section 2(b)(ii) – The “Discretionary NQDC Amount”
	Total Balance under NQDC Plan at November 18, 2014	$1,117,123
	Vested Balance at November 18, 2014	$893,699

	Discretionary NQDC Amount		$223,424

3.	Restricted Covenant Payment (2x Base Salary paid within 30 days of termination) (under Section 2(c))		$750,000

	Total Estimated Cash Payments		$1,198,424

Executive shall also receive title to the Ford Taurus that was provided to him prior to his termination in connection with his employment and will be provided, at the Company’s expense, outplacement services for a one-year period not to exceed a cost of $25,000.

EXHIBIT A

GEOGRAPHIC AREA FOR NON-COMPETITION

AND NON-SOLICITATION COVENANTS

•	Acadia Parish, Louisiana

•	Allen Parish, Louisiana

•	Ascension Parish, Louisiana

•	Assumption Parish, Louisiana

•	Avoyelles Parish, Louisiana

•	Beauregard Parish, Louisiana

•	Bienville Parish, Louisiana

•	Bossier Parish, Louisiana

•	Caddo Parish, Louisiana

•	Calcasieu Parish, Louisiana

•	Caldwell Parish, Louisiana

•	Cameron Parish, Louisiana

•	Catahoula Parish, Louisiana

•	Claiborne Parish, Louisiana

•	Concordia Parish, Louisiana

•	De Soto Parish, Louisiana

•	East Baton Rouge Parish, Louisiana

•	East Carroll Parish, Louisiana

•	East Feliciana Parish, Louisiana

•	Evangeline Parish, Louisiana

•	Franklin Parish, Louisiana

•	Grant Parish, Louisiana

•	Iberia Parish, Louisiana

•	Iberville Parish, Louisiana

•	Jackson Parish, Louisiana

•	Jefferson Davis Parish, Louisiana

•	Jefferson Parish, Louisiana

•	Lafayette Parish, Louisiana

•	Lafourche Parish, Louisiana

•	La Salle Parish, Louisiana

•	Lincoln Parish, Louisiana

•	Livingston Parish, Louisiana

•	Madison Parish, Louisiana

•	Morehouse Parish, Louisiana

•	Natchitoches Parish, Louisiana

•	Orleans Parish, Louisiana

•	Ouachita Parish, Louisiana

•	Plaquemines Parish, Louisiana

•	Pointe Coupee Parish, Louisiana

•	Rapides Parish, Louisiana

•	Red River Parish, Louisiana

•	Richland Parish, Louisiana

•	Sabine Parish, Louisiana

•	St. Bernard Parish, Louisiana

•	St. Charles Parish, Louisiana

•	St. Helena Parish, Louisiana

•	St. James Parish, Louisiana

•	St. John The Baptist Parish, Louisiana

•	St. Landry Parish, Louisiana

•	St. Martin Parish, Louisiana

•	St. Mary Parish, Louisiana

•	St. Tammany Parish, Louisiana

•	Tangipahoa Parish, Louisiana

•	Tensas Parish, Louisiana

•	Terrebonne Parish, Louisiana

•	Union Parish, Louisiana

•	Vermilion Parish, Louisiana

•	Vernon Parish, Louisiana

•	Washington Parish, Louisiana

•	Webster Parish, Louisiana

•	West Baton Rouge Parish, Louisiana

•	West Carroll Parish, Louisiana

•	West Feliciana Parish, Louisiana

•	Winn Parish, Louisiana

•	Forrest County, Mississippi

•	Hancock County, Mississippi

•	Harrison County, Mississippi

•	Hinds County, Mississippi

•	Jackson County, Mississippi

•	Lamar County, Mississippi

•	Lee County, Mississippi

•	Madison County, Mississippi

•	Pearl River County, Mississippi

•	Rankin County, Mississippi

•	Stone County, Mississippi

EXHIBIT B

GENERAL RELEASE OF CLAIMS

1. I, Richard T. Hill, for and in consideration of certain payments to be made and certain benefits to be provided to me under the Separation and Restrictive Covenant Agreement, dated as of December 30, 2014 (the “Agreement”) with Hancock Holding Company (the “Company”) on the date this general release of claims in favor of the Company (the “General Release”) becomes irrevocable, and conditioned upon such payments and provisions, and subject to the provisions of Paragraphs 2, 3, and 4 below, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, partners, joint ventures, predecessors, insurers, agents, representatives, attorneys, adjustors and independent contractors, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever with respect to the Company or Company Business (as defined in the Agreement), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which I ever had, now have, or hereafter may have, or which my heirs, personal representatives, successors, signs, attorneys, and executors or administrators hereafter may have with respect to me, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to: (a) any and all claims for monetary damages which have been asserted, could have been asserted, or could be asserted now or in the future under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; (b) any and all claims under any federal, state or local laws, including any claims under the Louisiana Employment Discrimination Law, as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, the WARN Act, the Family and Medical Leave Act, and the Executive Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, and any state human rights act; (c) any and all other claims under any local statutes under which I can waive my rights; (d) any and all claims pursuant to any contracts between the Company and me; (e) any common law claims now or hereafter recognized; (f) all claims for counsel fees and costs; and (g) all claims for incentive compensation awards under any plan or payroll practice, along with any claims under any state wage and hour laws.

2. If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action proceeding, based on such a claim in which the Company is a party.

3. The General Release shall not apply to (a) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have vested benefits to which I am entitled consistent with the terms of the plans, other than under any Company separation or severance plan or programs; (b) rights to indemnification I may have under the charter, bylaws, or similar instruments of the Company or any of its subsidiaries, applicable law, or under any directors’ and officers’ liability insurance policy; and (c) any right I may have to obtain indemnification or contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company or any of its officers, directors or employees are jointly responsible. Further, notwithstanding the foregoing, this General Release is not intended to interfere with my right to file a charge with an administrative agency in connection with any claim I may have against the Company. However, by executing this Agreement, I hereby waive my right to recover, and agree not to seek any damages, remedies or other relief for myself in any proceeding I may bring before such agency or in any proceeding brought by such agency on my behalf.

4. The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. The Company and I agree that nothing in this General Release or the Agreement prevents or prohibits me from: (a) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this General Release or the Agreement, or as required by law or legal process; (b) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act or Dodd-Frank Act; (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (d) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; or (e) filing in good faith for and receiving any workers’ compensation benefits from the Company’s workers’ compensation carrier for any compensable injuries incurred during my employment. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, I agree and acknowledge, however, that I am waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this General Release, to the fullest extent provided by law.

5. The Company and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by the non-disparagement and confidentiality provisions of the Agreement. The Company and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and neither the General Release nor the Agreement prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

6. Subject to the limitations of Paragraphs 2, 3, and 4, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

7. I hereby agree and recognize that my employment with the Company was permanently and irrevocably severed on December 31, 2014 (the “Termination Date”) and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

8. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this General Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

9. I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein, subject to the limitations herein, in exchange for the consideration described in the Agreement, which I acknowledge is satisfactory to me. None of the Company or any of its employees, agents, representatives or attorneys has made any representations to me concerning the terms or effects of this General Release other than those contained herein.

10. I hereby acknowledge that I may accept this General Release by signing it and returning it to the Company, care of Rudi Thompson, Chief Human Resources Officer, Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501, within 21 days of the Termination Date (or receipt of the General Release, if later). After executing this General Release, I hereby acknowledge that I will have seven days to revoke this General Release (the “Revocation Period”) by indicating my desire to do so in writing delivered to Rudi Thompson, Chief Human Resources Officer at the address above (or by electronic mail delivery in “pdf” form to rudi.thompson@hancockbank.com or by fax to 228-868-4627 by no later than 5:00 p.m. C.S.T. on the seventh day after the date I sign this General Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that I revoke this General Release, the Company shall not provide me with the payments and benefits described in Section 2 of the Agreement that are conditioned upon the effectiveness of this General Release. The “effective date” of this General Release shall be the eighth day after I sign this General Release.

11. I hereby further acknowledge that the terms of Section 3 of the Agreement shall continue to apply and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing General Release this     day of January, 2015.

Witness	Richard T. Hill

EXHIBIT C

CLAWBACK POLICY

The Board adopted a Clawback Policy that provides the authority to recover a bonus or other incentive compensation paid to any Named Executive Officer or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results.

If, in the opinion of the independent directors of the Board, the Company’s financial results are restated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to an executive officer. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units, regardless of when issued.

The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officer in question engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

In addition, the independent directors may take other disciplinary action, including, without limitation: (1) adjustment of future compensation of the executive officer, (2) termination of the executive officer’s employment, (3) pursuit of any and all remedies available in law and/or Equity in any jurisdiction, and (4) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the Co-CEOs or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Presented to and approved by the Hancock Holding Company Compensation Committee April 26, 2012.